SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
May 19, 2006
Date of Report
(Date of earliest event reported)

AQUANTIVE, INC.
(Exact name of registrant as specified in its charter)

Washington	0-29361	91-1819567
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)
821 Second Avenue, 18th Floor, Seattle, Washington 98104
(Address of principal executive offices, including zip code)
(206) 816-8800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement
On May 19, 2006, Avenue A LLC, a wholly owned subsidiary of aQuantive, Inc. (the “Company”) entered into a Sub-Sublease (the “Sub-Sublease”) to lease approximately 80,000 rentable square feet of office space on the 18th, 19th, and 20th floors in the building located at 1440 Broadway, New York, New York.
The Sub-Sublease is expected to commence on or around August 15, 2006, and is between Google, Inc., as subsublessor, and Avenue A LLC, as subsublessee, with the Company as guarantor of Avenue A LLC. The Sub-Sublease will end on October 30, 2015, unless the subsublessor exercises an early termination option, which early termination may be effective no earlier than the third anniversary of the commencement date. The Sublease is conditioned on written consent of the landlord, 1440 Partners, LLC and of the sublandlord, Primedia, Inc.
The initial base rent will be approximately $186,000 per month, which will increase periodically throughout the term of the Sub-Sublease, to a maximum of approximately $226,000 per month. The Sub-Sublease also calls for the payment of additional rent consisting of a portion of common area and pass-through expenses.
The Company intends to use this space for the New York office of Avenue A | Razorfish, and will be vacating three other office spaces that it is currently leasing for Avenue A | Razorfish in New York city.
The foregoing is a summary description of certain terms of the Sub-Sublease and is qualified in its entirety by the text of the Sub-Sublease, which the Company expects to file as an exhibit to the Quarterly Report on Form 10-Q for the period ended June 30, 2006.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 24, 2006

AQUANTIVE, INC.

By: Name:	/s/ Linda Schoemaker Linda Schoemaker
Title:	Senior Vice President and General Counsel